Exhibit 99.8

Consent to be Named as a Director

In connection with the filing by Social Capital Hedosophia Holdings Corp. II of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Social Capital Hedosophia Holdings Corp. II following the consummation of the business combination, which will be renamed Opendoor Technologies Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 20, 2020

By:	/s/ Cipora Herman
Signature